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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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PULITZER INC.

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     This filing relates to a planned merger of LP Acquisition Corp., a Delaware corporation (the “Purchaser”) and a wholly-owned subsidiary of Lee Enterprises, Incorporated, a Delaware corporation (“Lee”) with and into Pulitzer Inc. (“Pulitzer”) (the “Merger”), with Pulitzer as the surviving corporation pursuant to the terms of an Agreement and Plan of Merger, dated as of January 29, 2005 by and among Pulitzer, Lee and the Purchaser (the “Merger Agreement”).

     Following are the slides and script for a conference call with investors held on January 31, 2005. The slides and script were also made available via webcast on Pulitzer’s website at www.pulitzerinc.com.

Lee Enterprises, Incorporated CONFERENCE CALL AND WEBCAST January 31, 2005 Acquisition of Pulitzer Inc.

Important notes FORWARD-LOOKING STATEMENTS The Private Securities Litigation Reform Act of 1995 provides a "Safe Harbor" for forward-looking statements. This report contains information that may be deemed forward-looking and that is based largely on the Company's current expectations and is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those anticipated. Among such risks, trends and other uncertainties are changes in advertising demand, newsprint prices, interest rates, labor costs, legislative and regulatory rulings and other results of operations or financial conditions, difficulties in integration of acquired businesses or maintaining employee and customer relationships and increased capital and other costs. The words "may," "will," "would," "could," "believes," "expects," "anticipates," "intends," "plans," "projects," "considers" and similar expressions generally identify forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this report. The Company does not publicly undertake to update or revise its forward-looking statements. If you refer to our most recent 10-K, 10-K/A and 8-K Reports (including the 8-K we will file today), you will see a discussion of factors that could cause the Company's actual results to differ materially from these projections. ADDITIONAL INFORMATION AND WHERE TO FIND IT The proposed transaction will be submitted to Pulitzer's stockholders for their consideration, and Pulitzer will file with the SEC a proxy statement to be used to solicit the stockholders' approval of the proposed transaction, as well as other relevant documents concerning the proposed transaction. STOCKHOLDERS OF PULITZER ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. A free copy of the proxy statement, as well as other filings containing information about Pulitzer, may be obtained at the SEC's Internet site (http://www.sec.gov). Copies of the proxy statement and the SEC filings that will be incorporated by reference in the proxy statement can also be obtained, without charge, by directing a request to James V. Maloney, Secretary, Pulitzer Inc., 900 North Tucker Boulevard, St. Louis, Missouri 63101. PARTICIPANTS IN THE SOLICITATION Pulitzer and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of Pulitzer in connection with the proposed transaction. Information regarding Pulitzer's directors and executive officers is available in Pulitzer's proxy statement for its 2004 annual meeting of stockholders, which was filed with the SEC on April 2, 2004. Additional information regarding the interests of such potential participants will be included in the proxy statement and the other relevant documents filed with the SEC when they become available.

Opening comments Mary Junck Chairman, President and Chief Executive Officer Lee Enterprises, Incorporated

Opening comments Robert C. Woodworth President and Chief Executive Officer Pulitzer Inc.

Opening comments Mary Junck Chairman, President and Chief Executive Officer Lee Enterprises, Incorporated

Outline Overview of acquisition Pulitzer Inc. profile Lee plus Pulitzer Why Pulitzer is ideal for Lee Why St. Louis is a Lee market Financial aspects Summary Questions Mary Junck Chairman President Chief Executive Officer Carl Schmidt Vice President Chief Financial Officer Treasurer Greg Schermer Vice President - Interactive Media Corporate Counsel Director

Pulitzer Inc. profile 14 daily newspapers Daily circulation: 575,522 Sunday circulation: 799,010 More than 100 non-dailies Weeklies, shoppers and specialty publications clustered with dailies Includes network of 38 weeklies in St. Louis Revenue (2004): $444 million Operating Cash Flow (2004): $105 million (1) Including 50% of Tucson (1)

ABC Fas-Fax 09/04 Pulitzer newspapers

Lee plus Pulitzer Lee Pulitzer 58 Daily Newspapers Circulation (millions) Daily Sunday Lee 1.12 1.20 Pulitzer 0.58 0.80 ________________________ Combined 1.70 2.00

Lee plus Pulitzer (continued) Ownership of all or part of 58 daily newspapers and more than 300 non-dailies. Fourth largest number of dailies. 23 states Among all newspaper companies, Lee will move from 12th to 7th in daily circulation Revenue (2004 LTM): $1,138 million Operating Cash Flow (2004 LTM): $295 million Employees: 10,700 (1) Includes 50% of Tucson. Not adjusted for one-time items, or for synergies. (1)

Why Pulitzer is ideal for Lee It fits our acquisition strategy and enhances our primary position as a premier publisher of daily newspapers in midsize markets. Quality newspapers Strong franchises Good markets It extends Lee into a metro market that plays into our core competencies.

Why Pulitzer is ideal for Lee (continued) The rest of Pulitzer's portfolio includes some real gems: Tucson's rapid growth and new management promise strong returns in the future. Bloomington is a great Midwestern market. Provo is a fast-growing western market. And we will gain some high-traffic tourist communities like Flagstaff, Ariz., and Napa, Calif. Other newspapers also are solid operations in good markets.

Why Pulitzer is ideal for Lee (continued) Our success with the Howard acquisition has prepared us exceedingly well. Rapid integration of incoming management Quick deployment of revenue-generating programs Immediate and continual communication with new employees Early alignment with Lee's emphasis on revenue, circulation, strong local news, online growth and careful cost controls Strong performance out of the gate, well ahead of projections for both revenue and cash flow Low turnover of management and key personnel

Why Pulitzer is ideal for Lee (continued) We will build on existing revenue strategies and add an influx of approaches that have proven successful in Lee. Advertising sales blitzes Flight frequency advertising programs "Red Alert" classified advertising programs Employment and auto ad sales templates Cross-selling methods Niche publication opportunities Online revenue programs and site-building tactics

Why Pulitzer is ideal for Lee (continued) Lee has a strong track record for driving revenue, and we can help Pulitzer achieve a more consistent pattern of growth.

Why Pulitzer is ideal for Lee (continued) We will gain talent and new ideas. Impressed with Pulitzer management we've met Fit with Lee is ideal Similar traditions and culture will speed transition. Devoted to newspapers Strong news tradition Committed to our communities; view newspapers as a public trust Committed to our people and their development Long-standing shareholders committed to the business of quality newspapers Strong publishers and editors Experienced, successful management teams

St. Louis: Why it's a Lee market Long-term market strength Source: 2003 Scarborough Report

St. Louis: Why it's a Lee market (continued) Regional hub for shopping, health care, education, sports and culture Suburbs are exceptionally strong Low cost of living Low unemployment High purchasing power Projected growth, 2003-2008: St. Charles County, MO - up 13% Lincoln County, MO - up 13% Monroe County, IL - up 10% Franklin County, MO - up 7% Jefferson County, MO - up 7% The city of St. Louis is undergoing positive redevelopment

St. Louis: Why it's a Lee market (continued) Newspaper readership is high, especially compared with most metro markets Post-Dispatch reach vs. top 25 markets Source: 2003 Scarborough Report

St. Louis: Why it's a Lee market (continued) Pulitzer has built a powerful media platform, a must-buy for major advertisers. Bought Suburban Journals in 2000. It is the largest group of suburban papers in the U.S. Distribution of more than a million copies a week Built STLtoday.com into the leading local internet site drawing 37% of online adults. Launched a direct mail program, Local Values, with distribution of 935,000. Invested in infrastructure - plant expansion, billing and ad systems, market database, distribution.

St. Louis: Why it's a Lee market (continued) Pulitzer captures a big share of the market The Post-Dispatch is the recognized market leader for news and advertising. The Post-Dispatch and Suburban Journals capture 30% of all media dollars in the market.

Highlights of the deal Transaction enterprise value: $1.46 billion 13.5 x operating cash flow for 12 months ended Dec. 26, 2004 Estimated 11-11.5 x operating cash flow for first full fiscal year, ending Sept. 30, 2006 Form: Stock purchase, 100% cash, $64.00 per share Financing: New bank borrowing, $1.55 billion Closing: June quarter

Financial impact Immediately accretive to free cash flow Approximately $0.50 per share in 2006 Debt level is projected to fall quickly At close: Debt to OCF ratio of about 5.5x Rapid return to investment grade profile Initially dilutive to earnings $0.08-0.10 in current fiscal year, ending Sept. 30, assuming May 31 close 10-11% in Fiscal 2006

Summary It's an exciting and logical next step into another exceptionally attractive group of markets, exactly the kind where Lee excels. It extends Lee into a metro market that plays into our core competencies. It also extends us into the rapidly growing Southwest and into other attractive markets. We can build on existing revenue strategies and add approaches that have proven very successful in Lee. Our success with the Howard acquisition has prepared us exceedingly well. Pulitzer management is strong, enthusiastic and eager. We believe we can drive significant value for shareholders.